Exhibit 99.1

Newmont Provides Updated 2018 and Longer-term Outlook

DENVER--(BUSINESS WIRE)--December 6, 2017--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced its improved 2018 outlook1, increasing attributable gold production guidance to between 4.9 and 5.4 million ounces and improving AISC2 to between $965 and $1,025 per ounce, compared to previous 2018 guidance.

Highlights

  Gold costs applicable to sales (CAS): CAS guidance for 2018 is improved to between $700 and $750 per ounce, compared to previous 2018 guidance of between $700 and $800 per ounce; CAS is expected to be between $620 and $720 per ounce for 2019 and between $650 and $750 per ounce longer term through 2022.
  Gold all-in sustaining costs (AISC): AISC guidance for 2018 is improved to between $965 and $1,025 per ounce compared to previous 2018 guidance of between $950 and $1,050 per ounce; AISC is expected to be between $870 and $970 per ounce in 2019 and longer-term through 2022.
  Attributable gold production3: Production guidance for 2018 is improved to between 4.9 and 5.4 million ounces compared to previous 2018 guidance of between 4.7 and 5.2 million ounces; production is expected to remain between 4.9 and 5.4 million ounces in 2019 and longer term production is expected to remain stable at between 4.6 and 5.1 million ounces per year through 2022.
  Capital: Total capital guidance for 2018 remains unchanged between $900 and $1,000 million; capital is expected to be between $730 and $830 million in 2019 and between $580 and $680 million longer term through 2022. Sustaining capital guidance for 2018 remains unchanged between $600 and $700 million; sustaining capital is expected to be between $600 and $700 million for 2019 and between $550 and $650 million longer term through 2022. The primary capital projects include Northwest Exodus, Subika Underground and Twin Underground which will reach commercial production in 2018; and the Ahafo Mill Expansion and Quecher Main which will reach commercial production in 2019.

“Our five-year guidance reflects steady performance, portfolio and balance sheet improvements, and gives us the means and confidence to target a dividend increase of at least 50 percent in 2018,”4 said Gary J. Goldberg, President and Chief Executive Officer. “We expect to deliver steady gold production at competitive costs over the next five years, and to continue investing in margin and Reserve growth. This commitment is backed by our proven strategy and track record and our differentiated technical and operating talent, project pipeline and global footprint.”

____________________

[1]

Outlook projections used in this release are considered “forward-looking statements” and represent management’s good faith estimates or expectations of future production results as of the date hereof; refer to the cautionary statement at the end of this release.

[2]

AISC as used in the Company’s outlook is a non-GAAP metric - see the end of this release for further information and reconciliation to CAS outlook. For a reconciliation of the Company’s historical AISC to CAS, please refer to the Company’s most recent Form 10-Q and other SEC filings.

[3]	Production outlook does not include equity production from stakes in TMAC (28.8%) or La Zanja (46.94%).
[4]

Management’s expectations or projections of future dividends are “forward-looking statements” and are not guarantees of future payments; 2018 dividends have not yet been declared by the Board of Directors and remain subject to approval; refer to cautionary statement at the end of this release.

Outlook

Newmont’s outlook reflects stable gold production and ongoing investment in its operating assets and most promising growth prospects. Newmont does not include development projects that have not yet been funded or reached execution stage in its outlook which represents upside to guidance.

Attributable gold production is expected to improve to between 4.9 and 5.4 million ounces in 2018, compared to previous 2018 guidance mainly driven by Full Potential mine plan, throughput and recovery improvements. Production is expected to be between 4.9 and 5.4 million ounces in 2019 and longer term production is expected to remain stable at between 4.6 and 5.1 million ounces per year through 2022 excluding development projects which have yet to be approved.

  North America production is expected to be between 2.0 and 2.2 million ounces in 2018 with production from Northwest Exodus, Twin Underground and the Silverstar pit offsetting higher stripping at Carlin and Twin Creeks and lower grade ore at CC&V. Production declines slightly in 2019 to between 1.8 and 2.0 million ounces due to planned stripping at Carlin and then increases to between 1.9 and 2.1 million ounces in 2020 due to higher grades at Twin Creeks, CC&V and Long Canyon. The Company continues to pursue profitable growth opportunities at Carlin and Long Canyon.
  South America production is expected to be between 615,000 and 675,000 ounces in 2018 as Merian delivers mine and mill productivity improvements that partially offset Yanacocha’s lower production resulting from lower grades and recoveries from deep transitional ore. Production is expected to be between 590,000 and 690,000 ounces in 2019 with the addition of Quecher Main and between 475,000 and 575,000 ounces per year in 2020 as Yanacocha laybacks are mined out and Merian transitions from saprolite to hard rock. The Company continues to advance near-mine growth opportunities at Merian and both oxide and sulfide potential at Yanacocha.
  Australia production is expected to be between 1.5 and 1.7 million ounces in 2018 due to higher grade, recovery and throughput improvements at Tanami and KCGM which offset increased stripping at Boddington. Production is expected to be between 1.4 and 1.6 million ounces in 2019 and 2020. In 2020, Boddington completes stripping and accesses higher grade ore which offsets the impact of processing lower grade stockpiles at KCGM. The Company continues to advance studies for a second expansion at Tanami.
  Africa production is expected to be between 815,000 and 875,000 ounces in 2018 as Full Potential mining improvements at the Subika open pit and a full year of Subika underground production offset the effects of harder, lower grade ore at Akyem. Production is expected to be between 1.1 and 1.2 million ounces in 2019 as the Ahafo Mill expansion reaches commercial production and between 880,000 and 980,000 ounces in 2020 as both Ahafo and Akyem reach lower open pit grade. The company continues to advance the Ahafo North project and other prospective surface and underground opportunities.

Gold cost outlook – CAS is expected to improve to between $700 and $750 per ounce for 2018 compared to previous 2018 guidance following production increases in North America and Africa and Full Potential cost and efficiency improvements across the portfolio. CAS is expected to be between $620 and $720 per ounce for 2019 and between $650 and $750 per ounce longer term through 2022. AISC is expected to improve to between $965 and $1,025 per ounce in 2018 compared to previous 2018 guidance as improved CAS offsets increases in exploration and advanced projects spend. AISC is expected to be between $870 and $970 per ounce in 2019 and longer-term through 2022. Further Full Potential savings and profitable ounces from projects that are not yet approved represent additional upside not currently captured in guidance.

  North America CAS is expected to improve to between $760 and $810 per ounce compared to previous 2018 guidance with Full Potential efficiency and cost improvements. CAS is expected to be between $680 and $780 per ounce in 2019 and between $655 and $755 per ounce in 2020 on higher production at Twin Creeks, CC&V and Long Canyon. AISC is expected to improve to between $945 and $1,020 per ounce in 2018 on improved unit CAS. AISC is expected to be between $870 and $970 per ounce in 2019 and between $825 and $925 in 2020.
  South America CAS is expected to rise to between $705 and $765 per ounce compared to previous 2018 guidance due to lower production and increased costs from processing deeper transitional ore at Yanacocha. CAS is expected to improve to between $560 and $660 per ounce in 2019 as Quecher Main reaches commercial production and be between $690 and $790 per ounce in 2020. AISC is expected to rise to between $945 and $1,045 per ounce in 2018 on higher unit CAS and increased sustaining capital for additional haul trucks at Merian. AISC is expected to improve to between $810 and $910 per ounce in 2019 on improved unit CAS and be between $970 and $1,070 per ounce in 2020.
  Australia CAS is expected to improve slightly to between $675 and $725 per ounce compared to previous 2018 guidance with Full Potential mine plan, throughput and recovery improvements. CAS is expected to be between $670 and $770 per ounce in 2019 and 2020. AISC is expected to improve to between $830 and $890 per ounce in 2018 on improved unit CAS. AISC is expected to be between $840 and $940 per ounce in 2019 and 2020. The Company expects to reach a decision on the Tanami Power project by the end of 2017 which could deliver additional cost savings not currently included in guidance.
  Africa CAS is expected to improve to between $680 and $730 per ounce compared to previous 2018 guidance with Full Potential mine plan, throughput and recovery improvements. CAS is expected to be between $520 and $620 per ounce in 2019 and between $610 and $710 per ounce in 2020. AISC is expected to improve to between $865 and $925 per ounce in 2018 as Subika Underground reaches commercial production. AISC is expected to be between $700 and $800 per ounce in 2019 as the Ahafo Mill expansion reaches commercial production and between $775 and $875 per ounce in 2020.

Copper – Attributable production is expected to remain between 40,000 and 60,000 tonnes in 2018 and 2019, increasing to between 45,000 and 65,000 tonnes longer term through 2022 as Phoenix moves into higher copper zones. CAS is expected to rise to between $1.65 and $1.85 per pound in 2018 compared to previous 2018 guidance due to lower grades at Boddington and increasing costs at Phoenix as the mine plan focuses on gold producing zones. CAS is expected to be between $1.80 and $2.20 per pound in 2019 before falling to between $1.40 and $1.80 per pound longer term as Phoenix moves into higher copper zones. AISC is expected to rise to between $2.00 and $2.20 per pound in 2018 on increased unit CAS. AISC is expected to be between $2.25 and $2.55 per pound in 2019 and between $1.80 and $2.10 per pound longer term.

Capital – Total capital is expected to remain at between $900 and $1,000 million for 2018 and increase in 2019 to between $730 and $830 million compared to previous guidance with the addition of Quecher Main offset by sustaining capital savings across the portfolio. Primary development capital includes expenditure on the Ahafo Mill and Subika Underground expansions in Africa, Twin Underground in North America and Quecher Main in South America. Sustaining capital is expected to be between $600 and $700 million in 2018, between $600 and $700 million for 2019 and between $550 and $650 million per year longer term to cover infrastructure, equipment and ongoing mine development.

Consolidated expense outlook – Interest expense for 2018 is expected to decrease to between $175 and $215 million due to lower debt balances while investment in exploration and advanced projects is expected to increase to between $350 and $400 million. 2018 outlook for general & administrative costs remains unchanged at between $215 and $240 million and guidance for depreciation and amortization remains unchanged at between $1,225 and $1,325 million.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $55 per barrel WTI oil price. A $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-Q which was filed with the SEC on October 26, 2017 for further information on hedging positions.

Projects update

  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. First production was achieved in June 2017 with commercial production expected in the second half of 2018. The project is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $160 and $200 million with expenditure of between $80 and $90 million in 2018. The project has an IRR of more than 20 percent at a $1,200 gold price.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resource. First production is expected in the first half of 2019 with commercial production expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $75 to $85 million in 2018. The project has an IRR of more than 20 percent at a $1,200 gold price.

  Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020–2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and All-in sustaining cost is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Twin Underground (North America) is a portal mine beneath Twin Creek’s Vista surface mine with similar mineralization. First production was achieved in August 2017 with commercial production expected mid-2018. The expansion is expected to average between 30,000 and 40,000 ounces per year for the first five years (2018 to 2022). During this period CAS is expected to be between $525 and $625 per ounce and AISC between $650 and $750 per ounce. Capital costs are expected to be between $45 and $55 million with expenditure of $15 to $25 million in 2018. The project IRR is expected to be about 20 percent at a $1,200 gold price.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production is expected in early 2019 with commercial production in the fourth quarter of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $80 to $90 million in 2018. The project IRR is expected to be greater than 10 percent at a $1,200 gold price.

2018 Outlook[a]
										Consolidated
										All-in			Consolidated
	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	950	–	1,015	950	–	1,015	775	–	825	980	–	1,040	155	–	190
Phoenix[c]	210	–	230	210	–	230	810	–	860	990	–	1,050	20	–	30
Twin Creeks[d]	340	–	370	340	–	370	675	–	725	835	–	885	55	–	65
CC&V	345	–	395	345	–	395	875	–	935	965	–	1,025	20	–	30
Long Canyon	130	–	170	130	–	170	510	–	560	605	–	655	10	–	20
Other North America													10	–	20
Total	2,010	–	2,170	2,010	–	2,170	760	–	810	945	–	1,020	270	–	350

South America
Yanacocha[e]	470	–	545	240	–	280	975	–	1,025	1,205	–	1,275	110	–	140
Merian[e]	485	–	540	365	–	405	455	–	495	580	–	630	55	–	95
Other South America
Total	970	–	1,070	615	–	675	705	–	765	945	–	1,045	170	–	230

Australia
Boddington	665	–	715	665	–	715	820	–	870	950	–	1,000	60	–	75
Tanami	440	–	515	440	–	515	535	–	605	705	–	775	95	–	120
Kalgoorlie[f]	390	–	440	390	–	440	580	–	630	695	–	745	20	–	30
Other Australia													5	–	15
Total	1,530	–	1,670	1,530	–	1,670	675	–	725	830	–	890	185	–	230

Africa
Ahafo	435	–	465	435	–	465	710	–	765	875	–	955	195	–	240
Akyem	380	–	410	380	–	410	640	–	680	765	–	815	30	–	40
Other Africa
Total	815	–	875	815	–	875	680	–	730	865	–	925	225	–	275

Corporate/Other													10	–	15
Total Gold[g]	5,300	–	5,800	4,900	–	5,400	700	–	750	965	–	1,025	900	–	1,000

Phoenix	10	–	20	10	–	20	1.50	–	1.70	1.85	–	2.05
Boddington	30	–	40	30	–	40	1.75	–	1.95	2.05	–	2.25
Total Copper	40	–	60	40	–	60	1.65	–	1.85	2.00	–	2.20
2018 Consolidated Expense Outlook[h]
General & Administrative	$215	–	$240
Interest Expense	$175	–	$215
Depreciation and Amortization	$1,225	–	$1,325
Advanced Projects & Exploration	$350	–	$400
Sustaining Capital	$600	–	$700
Tax Rate	28%	–	34%
[a]

2018 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2018 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.

[b]

All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of this release.

[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations.
[e]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

[f]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[g]	Production outlook does not include equity production from stakes in TMAC (28.8%) or La Zanja (46.94%).
[h]

Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Asset Retirement Obligation (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the ARO and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered development. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2018 Gold AISC outlook range to the 2018 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2018 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales [1,2]	$3,700	$4,250
Reclamation Costs [3]	130	150
Advance Projects and Exploration	350	400
General and Administrative	215	240
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital [4]	600	700
All-in Sustaining Costs	$5,100	$5,800
Ounces (000) Sold	5,300	5,800
All-in Sustaining Costs per Oz	$965	$1,025
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2018 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Investor Day Call and Webcast Details

Newmont will host an investor day on Wednesday, December 6, 2017 to discuss its corporate strategy and outlook. A live webcast of the investor day and presentation materials will be accessible on Newmont's website, www.newmont.com. The live webcast begins at 8:30 a.m. Eastern Time, Wednesday, December 6, 2017.

Conference Call Details (audio only)

Toll Free Dial-In	(833) 300-9212
International Dial-In	(647) 253-8787
Conference ID	9175509

Webcast Details (Video and Audio)
https://secure.ice/?https://livestream.com/ICENYSE/NewmontMiningWebcast

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under such sections. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “future,” “forecast,” “outlook,” “guidance,” “potential,” “possible”, "target," “preliminary,” or “range.” Such forward-looking statements may include, without limitation: (i) estimates of future consolidated and attributable production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future capital expenditures and sustaining capital; (iv) expectations regarding future reduced costs and efficiency, including without limitation Full Potential plans, initiatives and expected improvements; (v) expectations regarding the development, growth and exploration potential of the Company’s operations and projects; (vi) expectations regarding expected project IRRs; and (vii) expectations regarding future financial performance and other outlook or guidance. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current expectations relating to geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; (viii) there being no significant acquisitions or divestitures during the outlook period; and (ix) other assumptions noted herein. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Annual Report on Form 10-K, filed on February 21, 2017, with the Securities and Exchange Commission (the “SEC”), the Company’s Quarterly Report on Form 10-Q filed on October 26, 2017, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Cautionary Statement Regarding Future Dividends: Statements of management’s expectations or projections of future 2018 dividends are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Investors are cautioned that such statements with respect to future dividends are non-binding and should not be viewed as guarantees of future payments. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. The Board of Directors reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on the common stock of the Company, the Board of Directors may revise or terminate the payment level at any time without prior notice. As a result, investors should not place undue reliance on such statements.

CONTACT:
Newmont Mining Corporation
Investor Contacts
Jessica Largent, 303-837-5484
Vice President, Investor Relations
jessica.largent@newmont.com
or
Media Contacts
Omar Jabara, 303-837-5114
Group Executive, Public Relations and Communications
omar.jabara@newmont.com